Exhibit 99.1

PRESS RELEASE: Omnicare Inc. Ratings Lowered; Outlook Negative

BOSTON (Standard & Poor’s) June 18, 2007—Standard & Poor’s Ratings Services today said it lowered its ratings on Omnicare Inc. The corporate credit rating was lowered to ‘BB+’ from ‘BBB-’. The outlook is negative. The subordinated debt and senior unsecured ratings were lowered to ‘BB-’ from ‘BB+’, and the preferred stock rating on the company’s convertible debentures was lowered to ‘B+’ from ‘BB’, reflecting Omnicare’s sub-investment grade status. The senior unsecured and subordinated debt are rated the same (two notches below the corporate credit rating) given the relative weakness of the subsidiary guaranteeing the senior unsecured debt.

“The downgrades reflect Omnicare’s performance in 2006 and its expected performance in 2007,” explained Standard & Poor’s credit analyst Jesse Juliano. “The company has performed well below the expectations we set at the time of our initial ratings in December 2005.”

The company’s EBITDA and cash flow have been weak relative to expectations, and therefore debt reduction has been below what was anticipated. The downgrade also reflects our belief that Omnicare will continue to operate with a sub-investment grade financial risk profile for the near term.

The ratings on Covington, Ky.-based Omnicare Inc. continue to reflect the company’s leading position as a provider of pharmacy services to nursing homes and other long-term care providers, its still-solid liquidity, and its ability to produce positive free cash flow despite numerous operating hurdles over the past five quarters. These benefits are partially offset by the company’s narrow business focus, which exposes it to industry specific risks, such as the potential for future reimbursement pressure. In addition, Omnicare experienced a number of major setbacks since its acquisition of NeighborCare Inc. and the implementation of Medicare Part D, and its financial profile remains weak for the current rating.